Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Board of Directors Names Greg Wright EVP and Chief Administrative Officer
     SAN ANTONIO – June 8, 2007 – Tesoro Corporation (“Tesoro”) (NYSE: TSO) announced today that the board of directors has named Greg Wright Executive Vice President and Chief Administrative Officer. Wright reports to Tesoro Chairman, President and Chief Executive Officer Bruce A. Smith.
     Prior to his new role, Wright held the position of Chief Financial Officer since 2000. Otto Schwethelm, Vice President, Finance and Treasurer, has been named Tesoro’s Chief Financial Officer and will report to Wright.
     “As our CFO, Greg has done a tremendous job at Tesoro, and I am confident that he will bring the same determination and commitment to the new position of Chief Administrative Officer,” said Smith.
     Reporting to Wright in his new role will be the CFO function which includes finance, treasury, controller, investor relations, procurement and information technology functions, as well as internal audit, human resources, corporate communications and community investment, enterprise program office, aviation, and meeting and event planning.
     Wright joined Tesoro in 1995 as Vice President, Financial Resources and Treasurer. Wright has 35 years of experience in the energy industry in various positions in accounting, finance, business development and strategy. Wright holds a bachelor’s degree in business administration from The Ohio State University and a master’s degree in business administration from the University of Delaware.

     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which more than 460 are company owned retail stations.
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